EXHIBIT 99




                      THERMO ELECTRON CORPORATION ANNOUNCES
                   CONVERTIBLE SUBORDINATED DEBENTURE OFFERING


        WALTHAM, Mass., November 28, 1995 -- Thermo Electron Corporation (NYSE-TMO) announced today that it has entered into an agreement for the sale of $500 million principal amount of 4 1/4 percent convertible subordinated debentures due 2003 at par. The debentures will be convertible into shares of common stock at a price of $56.70. The company has also granted to the managers of the offering an over-allotment option to purchase an additional $75 million principal amount of debentures.

             THESE SECURITIES WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

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